Exhibit 15.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Metals Acquisition Limited on Form 20-F of our report dated March 31, 2022, which includes an explanatory paragraph as to the ability of Metals Acquisition Corp. to continue as a going concern, with respect to our audit of the financial statements of Metals Acquisition Corp as of December 31, 2021 and for the period from March 11, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of Metals Acquisition Corp for the year ended December 31, 2021. We were dismissed as auditors on February 13, 2023, and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, TX

June 22, 2023